Exhibit 99.1

For Release: Immediate	NEWS	Contact: Neal E. Murphy Vice President and Chief Financial Officer 610-832-4189

QUAKER CHEMICAL ANNOUNCES RECORD SECOND QUARTER 2005 SALES

August 1, 2005

CONSHOHOCKEN, PA—Quaker Chemical Corporation (NYSE:KWR) today announced record quarterly sales of $107.0 million and diluted earnings per share of $0.18 for the second quarter of 2005.

Second Quarter 2005 Summary

Net sales for the second quarter were $107.0 million, up 8% from $98.7 million for the second quarter of 2004. Foreign exchange rate translation favorably impacted net sales by approximately $3.4 million, with a remaining net sales increase of approximately 5%, primarily due to higher selling prices. The higher sales prices were a reflection of the Company’s actions throughout 2004 and 2005 to mitigate higher raw material costs. Volume increases in Asia/Pacific were offset by softer demand in the Company’s other regions.

Net income for the second quarter was $1.8 million compared to $2.8 million for the second quarter of 2004. Significantly higher product purchase costs and higher selling, general and administrative expenses were largely responsible for the shortfall in earnings compared to the second quarter of 2004.

Gross margin as a percentage of sales was 30.6% for the second quarter of 2005 compared to 33.0% for the second quarter of 2004, but represented an improvement over the first quarter of 2005 gross margin percentage of 29.7%. Higher prices for the Company’s raw materials, particularly crude oil derivatives, and higher third-party product purchase costs with respect to its CMS contracts outpaced the Company’s price increases, as compared to the prior year.

Selling, general and administrative expenses for the quarter increased $1.9 million compared to the second quarter of 2004. Foreign exchange rate translation accounted for approximately 40% of the increase. The remaining increase was primarily a result of inflationary increases, reduced incentive compensation expense in the prior year, as well as spending on higher growth areas.

The increase in other income compared to the second quarter of 2004 was due to foreign exchange gains associated with the declining relative strength of the Euro. The higher net interest expense compared to the second quarter of 2004 was attributable to higher average borrowings and higher interest rates on the Company’s short-term debt. The decrease in minority interest was primarily attributable to the Company’s first quarter 2005 acquisition of the remaining 40% interest in its Brazilian affiliate, as previously announced on March 7, 2005.

Year-to-Date Summary

Net sales for the first half of the year increased to a record $211.2 million, up 7% from $196.8 million for the first half of 2004. Foreign exchange rate translation favorably impacted net sales by $6.2 million or 3%, with the remaining increase of 4% primarily attributable to higher sales prices. Price increases implemented across the Company’s regions more than offset lower volumes and partially offset higher raw material costs. Volume increases in Asia/Pacific were offset by softer demand in the Company’s other regions.

- more -

Net income for the first half of 2005 was $4.9 million compared to $6.2 million for the first half of 2004. Contributing to these earnings were the $4.2 million of pre-tax proceeds received in the first quarter from the Company’s real estate joint venture and higher selling prices. These positives were partially offset by higher product purchase costs, selling, general and administrative expenses, and a net $1.2 million of pre-tax restructuring costs.

Gross margin as a percentage of sales was 30.1% in the first half of 2005 compared to 33.0% in the first half of 2004, and was attributable to higher prices for the Company’s raw materials and higher third-party product costs with respect to the Company’s CMS contracts, as discussed in the second quarter summary.

Selling, general and administrative expenses for the first half of the year increased $3.5 million as compared to the first half of 2004. Foreign exchange rate translation accounted for approximately half of the increase with the remainder of the increase primarily attributable to higher professional fees, pension costs, investments in higher growth areas, and other inflationary increases. Such increases were partially offset by reduced incentive compensation expense and reduced spending related to the Company’s global ERP implementation. As previously disclosed, during the first quarter of 2005, the Company furthered its restructuring efforts resulting in a net pre-tax charge of $1.2 million related to a reduction in its workforce. The Company expects to realize $1.4 to $1.6 million in annual savings as a result of this restructuring effort. These savings will be reinvested in higher growth areas such as Asia/Pacific and in the continuing development of new complementary businesses.

The increase in other income was reflective of the $4.2 million of proceeds received from the Company’s real estate joint venture, previously announced on February 17, 2005, as well as foreign exchange gains. The higher net interest expense compared to the first half of 2004 was attributable to higher average borrowings and higher interest rates on the Company’s short-term debt. The decrease in minority interest was the result of the Company’s first quarter 2005 acquisition of the remaining 40% interest in its Brazilian affiliate, as previously announced on March 7, 2005.

Balance Sheet and Cash Flow Items

The Company’s net debt increased from December 2004, primarily to fund the acquisition noted above, as well as to fund working capital needs associated with the Company’s growth initiatives. The Company’s net debt-to-total capital ratio was 31% at June 30, 2005, compared to 33% at March 31, 2005, and 28% at the end of 2004. The Company’s credit lines total $94.0 million, including $40.0 million committed and $54.0 million uncommitted. At June 30, 2005, the Company had approximately $52.0 million outstanding on its credit lines.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We were very pleased to see the beginnings of gross margin percentage recovery in the second quarter compared to our first quarter, achieved in the face of continued oil price escalation. The solid quarterly sales increase was also a good sign, achieved as it was against the backdrop of demand declines in key market segments, particularly as steel mills in the U.S. and Europe dramatically curtailed production. Both of these point to our strong and growing market position and are the reasons for significant improvement in sequential quarter-over-quarter operating earnings, that is, before items such as real estate gains and restructuring charges in the first quarter.”

Mr. Naples added, “The disappointing negative, however, is that percentage gross margins are still below prior year. This, combined with still high and unpredictable raw material costs and the expected continuation of the demand slackness noted above, cloud the outlook for the year as a whole. We anticipate that our operating earnings for the second half will show improvement over the first half, as our recent and impending pricing actions take fuller effect and as we more fully benefit from the March acquisition of our Brazilian partner’s minority ownership interest. However, we no longer anticipate that operating earnings for the year will improve over 2004. This less optimistic view flows from the lack of market indications of an imminent pickup in the weak steel demand experienced in the first half of the year. We remain focused on margin improvement, customer penetration, and growth in market share, as we step up efforts to lower costs and reposition the Company to restore our profit growth.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

- more -

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference to discuss second quarter results is scheduled for August 2, 2005 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 (toll free) or visit Quaker’s Web site at http://www.quakerchem.com for a live webcast.

Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$107,042	$98,683	$211,203	$196,814
Cost of goods sold	74,333	66,139	147,567	131,815

Gross margin	32,709	32,544	63,636	64,999
%	30.6%	33.0%	30.1%	33.0%
Selling, general and administrative	29,120	27,209	57,337	53,807
Restructuring and related activities, net	—	—	1,232	—

Operating income	3,589	5,335	5,067	11,192
%	3.4%	5.4%	2.4%	5.7%
Other income, net	648	208	5,516	767
Interest expense, net	(740)	(349)	(1,174)	(664)

Income before taxes	3,497	5,194	9,409	11,295
Taxes on income	1,136	1,636	3,057	3,558

	2,361	3,558	6,352	7,737
Equity in net income of associated companies	153	186	206	335
Minority interest in net income of subsidiaries	(719)	(897)	(1,637)	(1,916)

Net income	$1,795	$2,847	$4,921	$6,156

%	1.7%	2.9%	2.3%	3.1%
Per share data:

Net income—basic	$0.19	$0.30	$0.51	$0.64
Net income—diluted	$0.18	$0.29	$0.50	$0.62

Shares Outstanding:
Basic	9,676,463	9,604,142	9,660,163	9,587,393
Diluted	9,795,798	9,983,809	9,826,166	9,981,999

- more -

Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30,	December 31,
	2005	2004*
ASSETS

Current assets
Cash and cash equivalents	$17,107	$29,078
Accounts receivable, net	86,738	87,527
Inventories, net	41,058	41,298
Prepaid expenses and other current assets	12,955	13,284

Total current assets	157,858	171,187
Property, plant and equipment	142,426	146,900
Less accumulated depreciation	83,172	84,012

Net property, plant and equipment	59,254	62,888
Goodwill	35,308	34,853
Other intangible assets, net	9,264	8,574
Investments in associated companies	6,407	6,718
Deferred income taxes	18,842	18,825
Other assets	20,876	21,848

Total assets	$307,809	$324,893

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$54,904	$60,695
Accounts and other payables	43,510	42,262
Accrued compensation	6,150	8,692
Other current liabilities	15,302	13,969

Total current liabilities	119,866	125,618
Long-term debt	14,133	14,848
Deferred income taxes	5,660	5,588
Other non-current liabilities	42,894	43,828

Total liabilities	182,553	189,882

Minority interest in equity of subsidiaries	7,695	12,424

Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 9,711,550 shares	9,712	9,669
Capital in excess of par value	2,979	2,632
Retained earnings	118,736	117,981
Unearned compensation	(177)	(355)
Accumulated other comprehensive loss	(13,689)	(7,340)

Total shareholders’ equity	117,561	122,587

Total liabilities and shareholders’ equity	$307,809	$324,893

*	Condensed from audited financial statements.

- more -

Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the six months ended June 30,

(Dollars in thousands)

	(Unaudited)
	2005	2004
Cash flows from operating activities
Net income	$4,921	$6,156
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,548	4,098
Amortization	646	575
Equity in net income of associated companies	(206)	(335)
Minority interest in earnings of subsidiaries	1,637	1,916
Deferred compensation and other, net	298	245
Restructuring and related activities	1,232	—
Gain on sale of partnership assets	(2,989)	—
Pension and other postretirement benefits	(368)	411
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(2,481)	(4,824)
Inventories	(721)	(6,110)
Prepaid expenses and other current assets	(171)	(3,318)
Accounts payable and accrued liabilities	2,718	(213)
Change in restructuring liabilities	(1,382)	(327)

Net cash provided by (used in) operating activities	7,682	(1,726)

Cash flows from investing activities
Capital expenditures	(3,196)	(4,915)
Dividends and distributions from associated companies	234	233
Payments related to acquisitions	(6,700)	—
Proceeds from partnership disposition of assets	2,989	—
Proceeds from disposition of assets	670	—
Other, net	—	28

Net cash used in investing activities	(6,003)	(4,654)

Cash flows from financing activities
Net (decrease) increase in short-term borrowings	(5,217)	11,165
Proceeds from long-term debt	—	2,463
Repayments of long-term debt	(518)	(255)
Dividends paid	(4,163)	(4,091)
Stock options exercised, other	181	716
Distributions to minority shareholders	(2,205)	(245)

Net cash (used in) provided by financing activities	(11,922)	9,753

Effect of exchange rate changes on cash	(1,728)	(818)
Net (decrease) increase in cash and cash equivalents	(11,971)	2,555
Cash and cash equivalents at the beginning of the period	29,078	21,915

Cash and cash equivalents at the end of the period	$17,107	$24,470